UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2017

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (011) 44-20-3124-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 7, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of Willis Towers Watson Public Limited Company, a company organized under the laws of Ireland (the “Company”), approved a change to the financial metrics used for the performance goals that apply to annual awards granted under the Company’s Annual Incentive Plan (“AIP”) to each of the executive officers of the Company, including the Company’s named executive officers. Under the existing AIP structure, each officer is eligible to receive an annual award expressed as a percentage of the officer’s base salary. Depending on the achievement of the performance goals, which are based on enterprise financial metrics, segment/geography financial metrics, functional and individual goals weighted as approved by the Committee, the executive officers are eligible to receive a target cash bonus for 2017 in an amount ranging from 80% to 200% of their salary. For AIP awards granted in 2017, the enterprise metrics are based 33% on adjusted revenue and 67% on adjusted net income, and the segment/geography financial metrics are based 33% on adjusted revenue and 67% on adjusted operating income.

Also on February 7, 2017, the Committee adopted the Willis Towers Watson Non-Qualified Stable Value Excess Plan for U.S. Employees (the “Plan”). The Plan is an unfunded deferred compensation plan for select management and other highly-compensated associates, including the Company’s executive officers. The purpose of the Plan is to provide a select group of employees who contribute significantly to the future success of the Company with supplemental and deferred compensation benefits through the accrual of a contributory or non-contributory stable value benefit. The Plan becomes effective July 1, 2017.

Eligible employees who participate in the Willis Towers Watson Pension Plan for U.S. Employees (the “Pension Plan”) under a formula other than the contributory formula (“Non-Contributory Participants”) and have eligible salary and bonus compensation that is in excess of the limit under IRC Section 401(a)(17) (“Eligible Compensation”) during a plan year will automatically be enrolled in the Plan, and will accrue a stable value benefit equal to a percentage of Eligible Compensation determined under the following formula: 16.5% of Eligible Compensation for the first 10 years of vesting service (from the date of hire); 18% of Eligible Compensation for the next 10 years of vesting service; 20% of Eligible Compensation for over 20 years of vesting service. The benefit accrued during a plan year is subject to a 5% compound reduction for each year by which the date of accrual precedes age 65.

Under the Plan, certain employees who meet eligibility requirements and are eligible participate in the Pension Plan under a contributory formula (“Contributory Participants”) will be permitted to enroll in the Plan. Each plan year, Contributory Participants will defer 2% of Eligible Compensation, and will accrue a stable value benefit equal to the excess of a percentage of Eligible Compensation over the amount deferred, determined pursuant to the following formula: 14.5% of Eligible Compensation for the first 10 years of vesting service from January 1, 2017 (or date of hire, if later); 16% of Eligible Compensation for the next 10 years of vesting service; and 17.5% of Eligible Compensation for over 20 years of vesting service. The benefit accrued during a plan year is subject to a 5% compound reduction for each year by which the date of accrual precedes age 65.

The amount accrued during a plan year will vest three years after such plan year, provided that all accruals will vest in full when the employee reaches age 55 if he or she has at least 10 years of service, or age 65 if he or she has at least five years of service. Contributory Participants will be vested at all times in the 2% of Eligible Compensation deferred.

All accruals in the Plan will be credited in the form of Company stock units under the Willis Towers Watson plc 2012 Equity Incentive Plan, will accrue dividend equivalents and will be paid in shares of Company stock; as a result, the value of the notional account will be aligned with the value of the Company’s underlying stock. To comply with IRC Section 409A, payments will be made on the first business day of the month following the date that is six months after the participant’s separation from service.

Effective July 1, 2017, no new employees will be eligible to participate in the Towers Watson Supplemental Executive Retirement Plan (the “SERP”) and participants will cease to accrue benefits in the SERP.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2017	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

	By:	/s/ Matthew Furman
Matthew Furman
General Counsel

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